SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (the “Agreement”) is dated as of August 31, 2023, between LICT Corporation (“LICT”) and MachTen, Inc. (“SPINCO”). As used herein, LICT on the one hand, and SPINCO, on the other hand, are sometimes referred to individually as a “Party”, or together, as “Parties”.

WHEREAS, prior to the Distribution, SPINCO is a wholly owned Subsidiary of LICT that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of LICT has determined that it is in the best interests of LICT and its stockholders to separate the SPINCO Business and the SPINCO Companies from the LICT Business;

WHEREAS, in furtherance of the foregoing, the Board of Directors of LICT has determined that it is in the best interests of LICT and its stockholders to distribute to the holders of the issued and outstanding shares of common stock of LICT (the “LICT Common Stock”) as of the Record Date, by means of a pro rata dividend, 81% of the issued and outstanding shares of common stock of SPINCO (the “SPINCO Common Stock”) (the “Distribution”), with 19% of the SPINCO Common Stock to be retained by LICT (the “Retained SPINCO Common Stock”);

WHEREAS, LICT and SPINCO have prepared, and SPINCO has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth appropriate disclosure concerning SPINCO and the Distribution, and the Form 10 has become effective under the Exchange Act;

WHEREAS, the Distribution will be preceded by, among other things, the Internal Transactions, pursuant to which, among other things, all of the stock of the Michigan Businesses will be contributed by LICT to SPINCO in exchange for SPINCO Common Stock, as may be necessary for LICT to retain 100% ownership of SPINCO, and certain proceeds of the LMT Holding Financing Arrangements (such proceeds, the “Cash Proceeds,” and such contribution, (the “Contribution”);

WHEREAS, LICT will transfer the Cash Proceeds to its stockholders and/or one or more LICT creditors (the “Boot Purge”) in connection with the Contribution and Distribution;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Distribution qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law), and (iii) the Boot Purge qualify as money distributed to LICT’s stockholders and/or one or more LICT’s creditors in connection with the reorganization described in clause (i) for purposes of Section 361(b) of the Code, and it is a condition to the Distribution that LICT will have obtained the Tax Opinion as contemplated by Section 3.3(f);

WHEREAS, this Agreement, together with the Ancillary Agreements and other documents implementing the Contribution, Distribution, and Boot Purge, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between those parties following the Distribution.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal or authority.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person; provided however, that for the purposes of this Agreement from and after the Time of Distribution, no LICT Company shall be deemed to be an Affiliate of any SPINCO Company, and no SPINCO Company shall be deemed to be an Affiliate of any LICT Company.

“Ancillary Agreements” shall mean those agreements listed on Schedule 1.1(a).

“Asset” shall mean a SPINCO Asset or a LICT Asset, as applicable.

“Boot Purge” shall have the meaning set forth in the Recitals hereto.

“Cash Proceeds” shall have the meaning set forth in the Recitals hereto.

“Code” shall have the meaning set forth in the Recitals hereto.

“Commission” means the United States Securities and Exchange Commission.

“Contribution” shall have the meaning set forth in the Recitals hereto.

“Controlled Transfer” shall mean the transfer of Assets and assumption of Liabilities described in Section 2.2.

“Distribution” shall have the meaning set forth in in the Recitals hereto.

“Distribution Agent” shall have the meaning set forth in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Form 10” means the registration statement on Form 10 filed by SPINCO with the Commission to effect the registration of SPINCO Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Employee(s)” shall mean each employee of LICT other than its employee at the Time of Distribution.

“Governmental Authority” shall mean any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory or administrative authority.

“Group” shall mean SPINCO Companies as a group, on the one hand, or LICT Companies as a group, on the other hand, as the case may be.

“Information” of a Party shall mean any and all information that such Party or any of its Representatives whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as “confidential” or “proprietary,” together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving Party or any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided however, that for the purposes hereof all information relating to the SPINCO Companies and the SPINCO Businesses in the possession of any SPINCO Company at the Time of Distribution shall be deemed to have been furnished by LICT Companies, and all information relating to LICT Companies and the LICT Businesses in the possession of any LICT Company at the Time of Distribution shall be deemed to have been furnished by the SPINCO Companies; and further provided that the term “Information” does not include information that:

(a) is or becomes generally available to the public through no wrongful act of the receiving Party or its Representatives;

(b) is or becomes available to the receiving Party on a non-confidential basis from a source other than the providing Party or its Representatives, provided that such source is not known by the receiving Party to be subject to a confidentiality agreement with the providing Party; or

(c) has been independently acquired or developed by the receiving Party without violation of any of the obligations of the receiving Party or its Representatives under this Agreement.

“Information Statement” shall mean the applicable registration statement or form as determined by LICT in its sole discretion or as otherwise required to be filed with the Commission.

“Internal Transactions” shall mean, collectively, the transactions under which, pursuant to the Restructuring Plan attached hereto as Annex A, SPINCO will become the direct sole shareholder of the Michigan Businesses.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“LICT Assets” shall mean all assets of LICT and its Subsidiaries at the Time of Distribution other than SPINCO Assets.

“LICT Businesses” shall mean all of the businesses conducted at any time prior to the Distribution by LICT or its Subsidiaries which are not SPINCO Businesses.

“LICT Common Stock” shall have the meaning set forth in the Recitals hereto.

“LICT Companies” shall mean LICT and its Subsidiaries (after giving effect to the Distribution).

“LICT Liabilities” shall mean (i) all Liabilities or portions of Liabilities arising primarily out of or in connection with the LICT Assets or LICT Businesses; (ii) all Liabilities under contracts included in the LICT Assets, whether such Liabilities arise before, upon or after the transactions contemplated by this Agreement and including any Liabilities under such contracts resulting from the consummation of the transactions contemplated by this Agreement (including actions, claims or proceedings relating thereto); (iii) all Liabilities of LICT Companies pursuant to this Agreement; and (iv) all Liabilities for payment of outstanding drafts and checks of LICT Businesses existing as of the Time of Distribution.

“LMT Holding LLC” means the entity that will result from the conversion of LMT Holding Corporation from a corporation to a limited liability company.

“LMT Holding Financing Arrangements” means that certain indebtedness to be incurred by LMT Holding LLC in an aggregate principal amount of approximately $20 million, in the form of a senior secured line of credit.

“LMTHC” means Lynch Michigan Telephone Holding Corporation.

“Michigan Businesses” means, collectively, LMT Holding Corporation (and its successor LMT Holding LLC), LMTHC, Upper Peninsula Telephone Company, Michigan Central Broadband Company, LLC, and Alpha Communications Limited, Inc.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

“Record Date” means the close of business on July 31, 2023, the date determined by the Board of Directors of LICT as the record date for the Distribution.

“Record Holders” shall have the meaning set forth in Section 3.1.

“Representatives” of a Party shall mean such Party’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives.

“Retained SPINCO Common Stock” shall have the meaning set forth in the Recitals hereto.

“Securities Act” means the Securities Act of 1933.

“Separation Transactions” shall mean the Distributions and the other transactions contemplated by this Agreement.

“SPINCO Assets” shall mean all assets of the Michigan Businesses at the Time of Distribution.

“SPINCO Businesses” shall mean all of the businesses conducted at or at any time prior to the Distribution by LICT and persons which are Subsidiaries of LICT in respect of the Michigan Businesses at the Time of the Distribution.

“SPINCO Common Stock” shall have the meaning set forth in the Recitals hereto.

“SPINCO Companies” shall mean SPINCO and its Subsidiaries (determined after giving effect to the Distribution).

“SPINCO Liabilities” shall mean (i) all Liabilities or portions of Liabilities arising primarily out of or in connection with the SPINCO Assets or SPINCO Businesses; (ii) all Liabilities under contracts included in the SPINCO Assets, whether such Liabilities arise before, upon or after the transactions contemplated by this Agreement and including any Liabilities under such contracts resulting from the consummation of the transactions contemplated by this Agreement (including actions, claims or proceedings relating thereto); (iii) all Liabilities of SPINCO and its Subsidiaries pursuant to this Agreement; and (iv) all Liabilities for payment of outstanding drafts and checks of SPINCO Businesses existing as of the Time of Distribution.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Taxes” shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

“Tax Return” shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes.

“Time of Distribution” shall mean 11:59 p.m. Eastern time on the date of the Distribution or such other time designated by LICT as the time at which the Distribution is to be effective on the date of the Distribution.

ARTICLE II

Recapitalization and Separation

2.1 Recapitalization of SPINCO. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, LICT and SPINCO will cause the following to occur after the Record Date and before the Distribution Time:

(a)	the Internal Transactions will be completed;

(b)	in exchange for the transfer of SPINCO Assets contemplated by Section 2.2, SPINCO will issue to LICT a number of shares of SPINCO Common Stock such that the number of shares of SPINCO Common Stock that will be distributed to the holders of LICT Common Stock issued and outstanding as of the Record Date will equal 81% of the total number of shares of SPINCO Common Stock issued and outstanding immediately before the Distribution Time;

(c)	LMT Holding Corporation will convert from a corporation to a single-member limited liability company, and as such become a disregarded entity for federal income tax purposes known as LMT Holding LLC; and

(d)	LMT Holding LLC will draw down the Cash Proceeds pursuant to the LMT Holding Financing Arrangements and transfer the Cash Proceeds to LICT in partial consideration for the transfer of SPINCO Assets contemplated by Section 2.2.

2.2 Transfer of Assets and Assumption of Liabilities.

(a) Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, at or shortly before the Distribution Time, LICT will transfer, and will cause LICT Companies to transfer, to SPINCO and the other SPINCO Companies, and SPINCO and the other SPINCO Companies will receive and accept from LICT and the other LICT Companies, all of LICT’s and LICT Companies’ respective right, title and interest in the SPINCO Assets.

(b) Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, at or shortly before the Distribution Time, SPINCO and the SPINCO Companies, as applicable, will assume, or have responsibility for, the SPINCO Liabilities. Except as otherwise agreed by the Parties, after the Distribution Time, SPINCO will defend Actions that constitute SPINCO Liabilities and LICT will defend Actions that constitute LICT Liabilities. From and after the Distribution Time, SPINCO and LICT will be responsible for full payment and performance of all SPINCO Liabilities and LICT Liabilities, respectively, regardless of when or where these Liabilities arose or arise, or whether the facts on which they are based occurred before, on or after the date of this Agreement, regardless of where or against whom these Liabilities are asserted or determined or whether asserted or determined before, on or after the date of this Agreement.

(c) To the extent that any transfer or assumption of an Asset or a Liability required under this Section 2.2 is not made as of the Distribution Time (any such Asset or Liability, a “Delayed Transfer Asset” or a “Delayed Transfer Liability”):

(i) LICT and SPINCO will, and will cause LICT Companies and the SPINCO Companies, respectively, to use commercially reasonable efforts and cooperate to effect the transfer or assumption of the Asset or the Liability as promptly as practicable following the Distribution Time; and

(ii) LICT will, with respect to any Delayed Transfer Asset, use commercially reasonable efforts to make available to SPINCO the benefit of any Delayed Transfer Asset. LICT will, with respect to any Delayed Transfer Liability, retain the Delayed Transfer Liability for the account of SPINCO.

In each case LICT and SPINCO will act in a manner to place each Party, insofar as is reasonably possible, in the same position as would have existed had the Delayed Transfer Asset or Delayed Transfer Liability been transferred or assumed at or before the Distribution Time if so contemplated in this Agreement. Except as required by applicable law, the Parties will treat, for tax purposes, any Asset or Liability transferred pursuant to this Section 2.2(c) as having been transferred to the relevant Transferee immediately before the Distribution Time. To the extent that either Party is provided the use or benefit of any Asset of the other Group or has any Liability of the other Group held for its account under this Section 2.2(c), the Party receiving the benefit of the Asset or on whose behalf the Liability is held will, to the extent permitted by Law, perform, for the benefit of the other Party and any third Person, the obligations of the other Party thereunder or in connection therewith, or as may be directed by the other Party.

(d) If after the Time of Distribution any Party (or any member of the Party’s respective Group) receives or continues to possess any Asset (other than a Delayed Transfer Asset) that should have been transferred to the other Party (or any member of the Party’s respective Group) under this Agreement, the Party (or the member of the Party’s respective Group) will promptly transfer, or cause to be transferred, the Asset to the other Party (or the member of the Party’s respective Group). Before any transfer under this Section 2.2(d) the Person holding the Asset will hold the Asset in trust for the other Person. The Parties agree to treat, for tax purposes to the extent permitted by applicable law, any Asset transferred pursuant to this Section 2.2(d) as having been transferred to the relevant Transferee immediately before the Distribution Time or at such other time as the Parties agree.

(e) Notwithstanding the foregoing, the obligations under this Section 2.2(e) shall expire on the second anniversary of the Distribution Time.

2.3 Agreements with Respect to the Transfer of Assets. With respect to each Asset transferred by one Party, or a member of that Party’s Group (the “Transferor”), to the other Party, or a member of the other Party’s Group (the “Transferee”), under this Agreement, the Transferor effective as of the transfer date will execute and deliver to the Transferee all Conveyance and Assumption Instruments as may be reasonably necessary to effectuate the transfer or to confirm the fact of the transfer to third parties or to the public on the public records.

2.4 Amendments to SPINCO Corporate Documents. LICT will take, and will cause SPINCO to take, all actions necessary such that, as of the Distribution Time, SPINCO’s amended and restated certificate of incorporation and amended and restated bylaws will substantially conform to those attached hereto as Exhibit A and Exhibit B.

2.5 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each Party will use its commercially reasonable efforts at and after the Distribution Time to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Each Party will cooperate with the other Party, and without any further consideration, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all other actions as the Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing or anything else in this Agreement or any Ancillary Agreement to the contrary, no member of either Group will be required to make any payment, incur or become subject to any Liability, agree to any restriction, surrender any right or Asset or otherwise enter into any agreement, or be required to permit to occur any event, that would be material, in relation to the Consent sought, in order to obtain any such Consent.

2.6 No Representations or Warranties. Except as expressly set forth in this Agreement or in any Ancillary Agreement:

(a) no LICT Company or SPINCO Company is making any representation or warranty of any kind whatsoever, express or implied, to any Party or any LICT Company or SPINCO Company in any way with respect to any of the transactions contemplated by this Agreement or the business, Assets, condition or prospects (financial or otherwise) of, or any other matter involving, any LICT Assets, any LICT Liabilities, the LICT Business, any SPINCO Assets, any SPINCO Liabilities or the SPINCO Business;

(b) each Party and each member of each Group will take all of the Assets and Liabilities transferred to or assumed by it under this Agreement or any Ancillary Agreement on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are expressly disclaimed; and

(c) none of LICT, SPINCO or any LICT Company or SPINCO Company or any other Person makes any representation or warranty with respect to the Internal Transactions, the Distribution, or the entering into of this Agreement, or any other transactions contemplated by this Agreement.

2.7 Boot Purge; Retained SPINCO Common Stock. The Parties acknowledge and agree that LICT intends to complete the Boot Purge within thirty (30) days following the date of the Distribution by using the Cash Proceeds to distribute to its stockholders and/or to repay or repurchase certain of its debt from third-party lenders, and to dispose of any Retained SPINCO Common Stock not later than five (5) years after the Distribution.

ARTICLE III

Plan of Reorganization Transactions

3.1 Delivery to Distribution Agent. LICT will deliver to American Stock Transfer & Trust Company, LLC, as distribution agent (the “Distribution Agent”), for the benefit of holders of record of LICT Common Stock at the close of business on the Record Date (the “Record Holders”) a stock certificate representing (or authorize the related book-entry transfer of) all outstanding shares of SPINCO Common Stock and will order the Distribution Agent to effect the Distribution in the manner set forth in Section 3.2

3.2 Mechanics of the Distribution. LICT will direct the Distribution Agent to, as promptly as practicable following the Distribution Time, distribute to each Record Holder a number of shares of SPINCO Common Stock equal to the number of shares of LICT Common Stock held by such Record Holder on the Record Date. All of the shares of SPINCO Common Stock so issued will be fully paid and non-assessable. The Distribution will be effective as of the Distribution Time.

3.3 Conditions Precedent to the Distribution. Neither the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied, at or before the Distribution Time:

(a) the Form 10 shall be effective under the Exchange Act, with no stop order in effect with respect thereto;

(b) the Information Statement has been mailed to LICT’s stockholders;

(c)       the Officer’s Certificates substantially in the form as in Annex B attached hereto;

(d) the actions and filings, if any, necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions have been taken and become effective;

(f) LICT shall have received an opinion from its tax counsel substantially to the effect that, for U.S. federal income tax purposes, the Distribution, taken together with the Internal Transactions and certain other related transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code;

(g) no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside LICT’s control will have occurred or failed to occur that prevents the consummation of the Distribution; and

(h) no event or development has occurred or exists that in the good faith judgment of the board of directors of LICT, in its sole discretion, makes the Distribution inadvisable.

ARTICLE IV

Payment of Liabilities

4.1 Payment of Liabilities. From and after the Time of Distribution, (i) SPINCO shall indemnify LICT and its Representatives with respect to any claims relating to SPINCO Businesses, SPINCO Companies or SPINCO Liabilities, and (ii) LICT shall indemnify SPINCO and its Representatives with respect to any claims relating to LICT Businesses, LICT Companies or LICT Liabilities.

ARTICLE V

Other Agreements

5.1 Use of Names. SPINCO shall have all rights in and use of the name SPINCO, Inc., LMT Holding Corporation, Lynch Michigan Telephone Holding Corporation, Upper Peninsula Telephone Company, Michigan Central Broadband Company, LLC and Alpha Enterprises Limited, Inc. and all derivatives thereof, and LICT shall have all rights in and use of the name LICT Corporation and each of the names of LICT Subsidiaries and Affiliates.

5.2 Books and Records. Prior to or as promptly as practicable after the Time of Distribution, and from time to time thereafter as requested by SPINCO, LICT shall deliver or cause to be delivered to SPINCO all corporate books and records of the SPINCO Companies in the possession of LICT and the relevant portions (or copies thereof) of all corporate books and records of LICT relating directly and primarily to the SPINCO Companies, the SPINCO Businesses or the SPINCO Liabilities, including, in each case and without limitation, all agreements, litigation files, government filings and other records and files. From and after the Time of Distribution, all such books, records and copies shall be the property of SPINCO. LICT may retain copies of all such corporate books and records.

5.3 Access to Information. Upon reasonable notice, each Party shall, and shall cause its Subsidiaries to, afford to Representatives of the other reasonable access, during normal business hours throughout the period prior to and following the Time of Distribution, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each Party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the United States Securities and Exchange Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other Party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Nothing in this Section 5.3 shall require the parties to take any action or furnish any access or information which would cause or could reasonably be expected to cause the waiver of any applicable attorney client privilege. In addition, nothing herein shall require the parties to provide information other than with respect to itself and its Subsidiaries, or the conduct of their businesses.

5.4 Retention of Records. If any information relating to the businesses, assets or liabilities of an LICT Company or SPINCO Company is retained by a SPINCO Company or LICT Company, respectively, each of LICT and SPINCO shall, and shall cause the other LICT Companies and SPINCO Companies, respectively, to retain all such information in LICT Companies’ or SPINCO Companies’ possession or under its control until least ten (10) years after the Time of Distribution, except that if, prior to the expiration of such period, any LICT Company or SPINCO Company wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information, (a) LICT or SPINCO, on behalf of any LICT Company or any SPINCO Company that is proposing to dispose of or destroy any such information, shall provide no less than forty-five (45) days prior written notice to the other Party, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other Party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other Party, LICT or SPINCO, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting Party. Notwithstanding any of the above, each Party shall retain those documents as required by law, rule, regulation, or court order.

5.5 Confidentiality. (a) Each Party hereto shall keep, and shall cause its Representatives to keep, the other Party’s Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information, and who agree to be bound by this Section 5.5 and not to disclose such Information to any other Person. Without the prior written consent of the other Party, neither Party nor any of their respective Representatives shall disclose the other Party’s Information to any Person or entity except as may be required by law or judicial process and in accordance with this Section 5.5.

(b) In the event that either Party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the other Party’s Information, to the extent permitted by law the receiving Party or its Representatives shall promptly notify the other Party of the request in writing, and consult with and assist the other Party in seeking a protective order or request for other appropriate remedy. In the event that such protective order or other remedy is not obtained or the other Party waives compliance with the terms hereof, such receiving Party or its Representatives, as the case may be, shall disclose only that portion of the Information or facts which, upon the advice of the receiving Party’s outside counsel, is legally required to be disclosed, and will exercise commercially reasonable efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same. The providing Party will be given an opportunity to review the Information or facts prior to disclosure, to the extent permitted by law.

5.6 Privileged Information.

(a) Each Party hereto acknowledges that (i) each LICT Company and each SPINCO Company has or may obtain Information regarding an SPINCO Company or LICT Company, respectively, or any of its operations, employees, Assets or Liabilities, as applicable, that is or may be protected from disclosure pursuant to attorney-client privilege, the work product doctrine or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future litigation, investigations, proceedings (including arbitration), claims, or other legal matters have been or may be asserted by or against, or otherwise affect, LICT and/or SPINCO (or an LICT Company and/or an SPINCO Company) (“Litigation Matters”); (iii) LICT and SPINCO have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the LICT Assets, LICT Businesses, LICT Companies or LICT Liabilities, or the SPINCO Assets, SPINCO Businesses, the SPINCO Companies, or the SPINCO Liabilities as it or they existed at the time of the Distribution or relating to or arising in connection with the relationship between the constituent elements of LICT Companies and the SPINCO Companies on or prior to the time of the Distribution; and (iv) LICT and SPINCO intend that the transactions contemplated by this Agreement, the Transitional Services Agreement, dated of even date herewith, between LICT and SPINCO, and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Each of LICT and SPINCO agrees, on its own behalf and on behalf of LICT Companies and SPINCO Companies, respectively, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the LICT Assets, LICT Businesses, LICT Companies or LICT Liabilities, or the SPINCO Assets, SPINCO Businesses, SPINCO Companies or SPINCO Liabilities as it or they existed at the time of the Distribution or relating to or arising in connection with the relationship between the constituent elements of LICT Companies and SPINCO Companies on or prior to the time of the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension, debarment, criminal indictment, or similar action; provided, however, that LICT and SPINCO may make disclosure or waiver with respect to Privileged Information if such Privileged Information related, in the case of LICT, solely to the LICT Assets, LICT Businesses, LICT Companies, or LICT Liabilities as each existed prior to the time of the Distribution, or in the case of SPINCO, solely to the SPINCO Assets, SPINCO Businesses, SPINCO Companies, or SPINCO Liabilities as each existed prior to the time of the Distribution. The Parties will use commercially reasonable efforts to limit any such disclosure or waiver to the maximum extent possible and shall seek the execution of a confidentiality agreement by the third party or parties to which such disclosure or waiver is made.

(c) Upon any LICT Company or SPINCO Company, as the case may be, receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise that requests disclosure of Privileged Information, in each case relating to the LICT Assets, LICT Businesses, LICT Companies, or LICT Liabilities or the SPINCO Assets, SPINCO Businesses, SPINCO Companies, or SPINCO Liabilities as it or they existed at the time of the Distribution or relating to or arising in connection with the relationship between the constituent elements of LICT Companies and SPINCO Companies on or prior to the time of the Distribution, the recipient of the notice shall promptly provide to LICT, in the case of receipt by an SPINCO Company, or to SPINCO, in the case of receipt by an LICT Company, a copy of such notice, the intended response, and all materials or information relating to the other Party (or its Subsidiaries) that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved, LICT and SPINCO shall cooperate to assert all defenses to disclosure claimed by either Party (or its Subsidiaries), at the cost and expense of the Party claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege shall have been determined.

5.7 Further Assurances. Each of the parties hereto, at its own cost and expense, promptly shall, or shall cause its Subsidiaries to, execute such documents (the “Transaction Documents”) and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

5.8 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure that the transactions contemplated herein are carried out in accordance with their terms.

5.9 No Representations as to SPINCO Assets. SPINCO AGREES THAT THE TRANSFER BY LICT TO SPINCO OF THE SPINCO ASSETS AND THE SPINCO BUSINESSES IS ON AN “AS IS, WHERE IS” BASIS, AND NO REPRESENTATIONS OR WARRANTIES ARE BEING MADE BY LICT WITH RESPECT THERETO.

5.10 Transaction Expenses. Except as otherwise agreed between the parties, all out-of-pocket expenses related to the Separation Transactions shall be divided equally between LICT and SPINCO.

5.11 Insurance. From and after the time of the Distribution, (a) LICT shall maintain, at its sole cost and expense, all insurance coverage existing at the time of the Distribution related to the SPINCO Assets, the SPINCO Companies and the SPINCO Businesses for periods prior to the Distribution (and shall include SPINCO or the SPINCO Companies, as applicable, as a named insurer thereunder), (b) LICT shall be responsible for obtaining and maintaining all insurance coverage relating to the LICT Assets, LICT Companies, and LICT Businesses for periods prior to and after the Distribution, and (c) SPINCO shall be responsible for obtaining and maintaining all insurance coverage relating to the SPINCO Assets, the SPINCO Companies and SPINCO Businesses for the period from and after the Distribution. Without limiting the foregoing, the Assets of SPINCO insured pursuant to clause (a) above shall include any and all rights of an insured party, including without limitation rights of indemnity, the right to be defended by or at the expense of the insurer and the right to receive insurance proceeds. The Parties hereto shall cooperate with regards to the administration of insurance policies contemplated hereunder (including accounting and reporting obligations and the distribution of insurance proceeds) and shall share material information concerning such matters so that both LICT and SPINCO are aware on a continuing basis of material matters relevant to joint dealings with insurers. Except as set forth herein, nothing in this Agreement shall be construed or deemed to limit the right of LICT or SPINCO to obtain and administer future insurance policies on whatever terms such Party believes to be advisable.

5.12 Tax Matters. This Agreement, together with the Ancillary Agreements and other documents implementing the Contribution, Distribution, and Boot Purge, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything to the contrary in this Agreement, any Tax matters (including without limitation any claims with respect to Taxes and Tax matters, and the control of Tax-related proceedings) not covered under this Agreement shall be governed exclusively by the Tax Indemnity and Sharing Agreement. In the case of any conflict between this Agreement and the Tax Indemnity and Sharing Agreement in relation to any matters addressed by the Tax Indemnity and Sharing Agreement, the Tax Indemnity and Sharing Agreement shall prevail.

ARTICLE VI

Indemnification and Releases

6.1 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in this Agreement, each of LICT, on the one hand, and SPINCO, on the other hand, releases and forever discharges the other and its Affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other Party or any of its assigns, which the releasing Party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other Party prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, or the transactions contemplated hereby, and shall not affect either Party’s right to enforce this Agreement or any other agreement contemplated hereby in accordance with its terms. Each Party understands and agrees that, except as otherwise specifically provided herein, neither the other Party nor any of its Subsidiaries is, in this Agreement or any other agreement or document, representing or warranting to such Party in any way as to the Assets, business or Liabilities transferred or assumed as contemplated hereby or thereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

6.2 Indemnification by LICT. From and after the time of the Distribution, LICT shall indemnify, defend and hold harmless SPINCO and any of its Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (the “SPINCO Indemnitees”) from and against the LICT Liabilities and any and all losses, Liabilities and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorney’s fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions (collectively, “LICT Indemnifiable Losses” and, individually, a SPINCO Indemnifiable Loss”) of the SPINCO Indemnitees arising out of or due to (a) the LICT Business, (b) the failure or alleged failure of LICT or any of its Subsidiaries to pay, perform or otherwise discharge in due course any of the LICT Liabilities, (c) the breach by LICT of any its obligations under this Agreement, and (d) any untrue statement or alleged untrue statement of a material fact (i) contained in any document filed with the SEC by LICT pursuant to the Securities Act, the Exchange Act or any other applicable securities rule, regulation or law, (ii) otherwise disclosed to investors or potential investors in any LICT Company by any LICT Company, or (iii) furnished to any SPINCO Indemnitee by any LICT Company for inclusion in any public disclosures to be made by any SPINCO Indemnitee, including filings with the SEC or disclosures to investors or potential investors in any SPINCO Company, or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) above a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, indemnification will be available under clause (c) of this Section 6.2 only to the extent that those SPINCO Indemnifiable Losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied after the Distribution by an SPINCO Company or an agent thereof acting on its behalf.

6.3 Indemnification by SPINCO. From and after the time of the Distribution, SPINCO shall indemnify, defend and hold harmless LICT and each of its Subsidiaries, and each of their respective directors, officers, employees, agents, and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (the “LICT Indemnitees”) from and against the SPINCO Liabilities and any and all losses, Liabilities and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorney’s fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions (collectively, “LICT Indemnifiable Losses” and, individually, an “LICT Indemnifiable Loss”) of the LICT Indemnitees arising out of or due to (a) the SPINCO Business, (b) the failure or alleged failure of SPINCO or any of its Affiliates to pay, perform or otherwise discharge in due course any of the SPINCO Liabilities, (c) the breach by SPINCO of any of its respective obligations under this Agreement, and (d) any untrue statement or alleged untrue statement of a material fact (i) contained in any document filed with the SEC by SPINCO following the Distribution pursuant to the Securities Act, the Exchange Act, or any other applicable securities rule, regulation or law, (ii) otherwise disclosed following the Distribution to investors or potential investors in any SPINCO Company by any SPINCO Company, or (iii) furnished to any LICT Company by any SPINCO Company for inclusion in any public disclosures to be made by any LICT Indemnitee, including filings with the SEC or disclosures to investors or potential investors in any LICT Company; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) above a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, indemnification will be available under clause (c) of this Section 6.3 only to the extent that those LICT Indemnifiable Losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied by an LICT Company or an agent thereof acting on its behalf. The SPINCO Indemnifiable Losses and the LICT Indemnifiable Losses are collectively referred to as the “Indemnifiable Losses.”

6.4 [Intentionally Omitted]

6.5 Insurance Proceeds, Tax Benefits; Mitigation. The amount which any Party (an “Indemnifying Party”) is or may be required to pay to any other Person (an “Indemnitee”) pursuant to Sections 6.2 or 6.3 shall be reduced (including retroactively) by (i) any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss, and (ii) any Tax benefits realized or realizable by such Indemnitee based on the present value thereof by reason of such loss and shall be increased by any Tax Liability incurred by such Indemnitee based on such indemnity payment. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, Tax benefits or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, Tax benefits or other amounts actually received. The Indemnitee shall take all reasonable steps to mitigate all Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law (it being understood that any out-of-pocket costs paid to third parties in connection with such mitigation shall constitute Losses), and shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party.

6.6 Procedure for Indemnification.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including any governmental entity) who is not a Party to this Agreement or to any of the Transaction Documents of any claim or of the commencement by any such Person of any action (a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as required by this Section 6.6 shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

(b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel reasonably acceptable to the Indemnitee, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 6.6(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within thirty (30) days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment there exists a conflict of interest between such Indemnitees and the Indemnifying Party such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 6.2 or 6.3, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim without prior written notice to the Indemnifying Party, which shall have the option within fifteen (15) days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party’s right to contest the Indemnitee’s right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

(c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, within the reasonable discretion of the Indemnifying Party.

(d) Notwithstanding anything else in this Section 6.6 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim, and (ii) such settlement does not provide for any non-monetary relief by Indemnitee unless Indemnitee consents thereto. In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim free of any participation by such Indemnifying Party, at such Indemnitee’s sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of such offer of settlement or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder), plus (ii) the less of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee’s continuing to pursue such Third-Party Claim.

(e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to notify the Indemnitee of the Indemnifying Party’s response to the claim. If the Indemnifying Party does not so notify the Indemnitee during such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party under applicable law or under this Agreement or any other agreement or arrangement between the parties.

(f) In addition to any adjustments required pursuant to Section 6.5, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

6.7 Contribution. If for any reason the indemnification provided for in Section 6.2 or 6.3 is unavailable to any Indemnitee, or is insufficient to hold such Indemnitee harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnitee as a result of the untrue statement or omission or alleged untrue statement or omission of a material fact, in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnitee, on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue statement or omission or alleged untrue statement or omission relates to information supplied by the Indemnifying Party or the Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnitee referred to above in this Section 6.7 shall be deemed to include, for purposes of this Section 6.7, any legal or other expenses reasonably incurred by the Indemnitee in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.8 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

6.9 Survival of Indemnities. The obligations of each of SPINCO and LICT under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

ARTICLE VII

Employee Matters

7.1 Employees. The employees of SPINCO and its Subsidiaries shall not be employees of LICT or any Subsidiary of LICT after the Time of Distribution, except as otherwise agreed to by the parties. Nothing contained in this Section 7.1 shall confer on any LICT or any SPINCO employee any right to continued employment after the Time of Distribution, and such employees shall continue to be employed “at-will”.

7.2 Employee Benefits. Without limiting the generality of Section 7.1 above:

(a) Accrued Vacation. All accrued vacation for employees of SPINCO and its Subsidiaries at and after the Time of Distribution shall be SPINCO’s obligation.

(b) 401(k) Plans. The 401(k) Plans (the “Plans”) of SPINCO and each of its Subsidiaries shall continue without change after the Time of Distribution, unless subsequently changed in accordance with applicable law and regulations by SPINCO or a Subsidiary.

(c) Welfare Plans. SPINCO shall continue each employee benefit plan that is in effect at the Time of Distribution for a period of not less than one calendar year, after which SPINCO may eliminate or modify such benefit plans as it determines to be appropriate and in accordance with applicable law.

ARTICLE VIII

Miscellaneous and General

8.1 Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is validly existing and in good standing under the laws of the jurisdiction of incorporation, (b) it has the requisite corporate power and authority to carry on its business as conducted on the date hereof, (c) it has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents, (d) each of this Agreement and the Transaction Documents has been duly and validly executed by such Party and is the legal, valid and binding obligation of such Party enforceable in accordance with its terms, and (e) the execution and delivery of this Agreement and the Transaction Documents do not and will not (i) violate any provisions of such Party’s certificate or articles of incorporation or bylaws, (ii) violate any law applicable to such Party, (iii) violate any order, judgment, award, or decree of any court or governmental authority applicable to such Party, or (iv) result in any breach or default under any material contract by which such Party is bound.

8.2 Non-Arm’s Length. EACH OF THE PARTIES HERETO RECOGNIZES AND AGREES THAT THIS AGREEMENT AND CERTAIN DECISIONS AND/OR ACTIONS WHICH MAY BE MADE OR TAKEN PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND/OR OTHER AGREEMENTS, ARRANGEMENTS OR RELATIONS MAY NOT HAVE BEEN OR MAY NOT IN THE FUTURE BE THE RESULT OF ARMS-LENGTH NEGOTIATIONS, AND AS A RESULT MAY BE MORE OR LESS FAVORABLE TO ONE PARTY OR THE OTHER THAN MIGHT OTHERWISE RESULT.

8.3 Modification or Amendment. The parties hereto may modify or amend this Agreement by written agreement executed ad delivered by authorized officers of the respective parties.

8.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to LICT:

LICT Corporation

401 Theodore Fremd Avenue

Rye, NY 10580

Telecopy: (914) 921-6410

Telephone: (914) 921-8821

Attn: Steven Moore

If to SPINCO:

MachTen, Inc.

1516 Barlow Street, Suite D

Traverse City, MI 49686

Telephone: (855) 642-4227

Attn: Steven Moore or Daniel Miller

8.7 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.8 No Third Party Beneficiary. This Agreement is for the purpose of defining the respective rights and obligations of the parties hereto and is not for the benefit of any employee, creditor or other third party, except as may be expressly set forth herein.

8.9 Assignment; Successors and Assigns. No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other Party hereto in its sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other Party shall be void ab initio. No assignment of this Agreement or any rights hereunder shall relieve the assigning Party of its obligations hereunder. Any successor by merger to a Party to this Agreement shall be substituted for such Party as a party to this Agreement, and all obligations, duties and liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and liabilities of the substituting party, enforceable against the substituting party as a principal, as though no substitution had been made.

8.10 Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any Party to take any action, this Agreement will be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

8.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

8.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.13 Arbitration. Any dispute with respect to this Agreement or any Transaction Document shall be arbitrated in Westchester County, NY, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be a single neutral arbitrator selected who resides in Westchester County, NY. The American Arbitration Association will provide a list of five (5) neutral arbitrators. The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators. Each Party will have no more than twenty-four (24) hours to take its turn striking a name of a neutral arbitrator. The final remaining arbitrator will serve as the neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator’s award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any New York court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

LICT CORPORATION

By:	/s/ Stephen J. Moore
Name:	Stephen J. Moore
Title:	Vice President – Finance

MACHTEN, INC.

By:	/s/ Daniel Miller
Name:	Daniel Miller
Title:	Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Schedule 1.1(a)

Ancillary Agreements

1.	Voting Agreement dated as of August 31, 2023 entered into by and between LICT and MAC.

2.	Transitional Services Agreement dated as of August 31, 2023 entered into by and between LICT and MAC.

3.	Tax Indemnity and Sharing Agreement dated as of August 31, 2023 entered into by and between LICT and MAC.

Annex A

Restructuring Plan

[•]

Annex B

Officer's Certificates

[•]

Exhibit A

SPINCO’s amended and restated certificate of incorporation

Exhibit B

SPINCO’s amended and restated bylaws